As filed with the Securities and Exchange Commission on May 2, 2023

No. 333-243737

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-243737

UNDER

THE SECURITIES ACT OF 1933

OAK STREET HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-3446686
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 W. Monroe Street, Suite 1200 Chicago, Illinois	60603
(Address of Principal Executive Offices)	(Zip Code)

Oak Street Health, Inc. Omnibus Incentive Plan

Oak Street Health, Inc. 2020 Employee Stock Purchase Plan

(Full title of the plans)

Mike Pykosz

Chief Executive Officer

30 W. Monroe Street

Suite 1200

Chicago, Illinois 60603

Telephone: (312) 733-9730

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Doreen E. Lilienfeld, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

(212) 848-7171

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) previously filed by Oak Street Health, Inc., a Delaware corporation (the “Company”):

•

Registration No. 333-243737, filed with the U.S. Securities and Exchange Commission on August 10, 2020, covering (i) 56,350,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, authorized for issuance under the Oak Street Health, Inc. Omnibus Incentive Plan; and (ii) 2,750,000 shares of Common Stock authorized for issuance under the Oak Street Health, Inc. 2020 Employee Stock Purchase Plan.

On May 2, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of February 7, 2023 (the “Merger Agreement”), by and among the Company, CVS Pharmacy, Inc. (“Parent”), a Rhode Island corporation and wholly owned direct subsidiary of CVS Health Corporation (“CVS Health”), Halo Merger Sub Corp., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), and, for the limited purposes set forth therein, CVS Health, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned direct subsidiary of Parent.

In connection with the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 2, 2023.*

OAK STREET HEALTH, INC.

/s/ Mike Pykosz
Name: Mike Pykosz
Title: Chief Executive Officer

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.